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EXHIBIT 11



                              MERCHANTS GROUP, INC.

                         Computation of Income Per Share
                      (in thousands except per share data)


                                                                    Three Months
                                                                   Ended March 31,
                                                                  1999           2000
                                                                 ----------------------
Net income for computing earnings per common
    share - without dilution and fully diluted                   $1,649         $   817
                                                                 ======         =======
Weighted average number of common shares
    outstanding - without dilution                                2,846           2,560
Addition from assumed exercise as of the beginning of
    the period of common stock options outstanding as
    of the end of the period, reduced by the number of
    shares assumed to have been repurchased by the
    company with the proceeds from exercise, at the
    average market value per share during the period                  8               2
                                                                 ------         -------
Weighted average number of common shares and
     common share equivalents outstanding, diluted                2,854           2,562
                                                                 ======         =======

Basic and diluted earnings per share                           $    .58        $    .32
                                                                 ======         =======
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